Exhibit 99.01

FOR IMMEDIATE RELEASE	February 23, 2012

RYU Raises $1.5 Million in Equity Financing

February 23, LAS VEGAS – Today, Respect Your Universe, Inc. (“RYU”) (OTCBB: RYUN), http://www.ryu.com/, announced that it has raised $1.5 million in equity financing through the issuance of 1.5 million units, each unit consisting of one share of common stock and half of one warrant, each whole warrant of which entitles the holder to purchase an additional share of common stock at an exercise price of $1.80 per share until August 22, 2014.

RYU intends to use the proceeds from the financing to accelerate its investment in innovative product and marketing initiatives to drive brand awareness and revenue growth.

“We are excited and very pleased to complete this round of financing that we believe provides the financial resources to execute our sales, marketing and advertising strategies” said RYU CFO, Steve Eklund.

About Respect Your Universe

Respect Your Universe, Inc. (OTC.BB: RYUN.OB - News) is a premium performance apparel and equipment company rooted in and inspired by Mixed Martial Arts. Focused on the needs of the athlete, RYU brings innovative design, development and production of premium authentic performance gear with style to mixed martial artists and athlete enthusiasts worldwide. The RYU brand is based on respect, honor and sustainability.

Safe Harbor Statements
Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect," "is expected," "anticipates" or "does not anticipate," "plans," "hopes," "estimates," "projects" or "intends," or stating that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of sales and designs of our apparel, the MMA industry and market, the apparel industry and market, the availability of capital to fund our business plan and the resulting dilution caused by the raising of capital through the sale of shares, product manufacturing and sourcing, and labor. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.

Contact:

Corporate Information:
Respect Your Universe, Inc.
http://www.ryu.com

Public Relations:
Respect Your Universe, Inc.
pr@ryu.com

Investor Relations:
+1-888-455-6183 ext 102
ir@ryu.com